                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a -11(c) or Rule 14a-12

                            Sundstrand Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

              [SUNDSTRAND CORPORATION TRADEMARK:  CIRCLE S LOGO]

                             SUNDSTRAND CORPORATION

                               ROCKFORD, ILLINOIS

To the Stockholders of
  SUNDSTRAND CORPORATION:

     The 1996 Annual Meeting of Stockholders of Sundstrand Corporation is to be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 16, 1996, at 11:00 a.m., Central Time. Stockholders will be called upon to elect four directors for a term of three years; to approve a proposed amendment to the Sundstrand Corporation Nonemployee Director Stock Option Plan that for new option grants would extend the exercise period of an option for nonemployee directors who cease to be members of the Board to the longer of the remaining term of the option or one year; and to vote upon such other matters as may properly come before the meeting. The Board of Directors cordially invites you to attend the meeting.

     A copy of the Annual Report of the Company for the year 1995 is enclosed.

     At your earliest convenience, please sign and return the enclosed proxy card so your shares will be represented at the meeting.

                               Very truly yours,

     /s/ Don R. O'Hare                        /s/ Robert H. Jenkins
                                                   President and
      Chairman of the Board                    Chief Executive Officer

March 4, 1996

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                 P.O. BOX 7003
                         ROCKFORD, ILLINOIS 61125-7003

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                   March 4, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of Sundstrand Corporation, a Delaware corporation, will be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 16, 1996, at 11:00 a.m., Central Time, for the following purposes:

     1. To elect four directors for a term of three years;

     2. To consider and vote upon the proposed amendment to the Sundstrand Corporation Nonemployee Director Stock Option Plan, as set forth in the Proxy Statement; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 20, 1996, as the time for taking a record of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available from the Director, Investor Relations at the offices of Sundstrand Corporation, 4949 Harrison Avenue, Rockford, Illinois 61125 on and after March 25, 1996.

                                             By order of the Board of Directors,

                                                    RICHARD M. SCHILLING
                                                          Secretary

--------------------------------------------------------------------------------

CONTENTS

Proxy Statement

       Voting Securities...............................................     1
  [ ]  Election of Directors...........................................     1
       Nominees for Election to Board of Directors.....................     2
       Members of Board of Directors Continuing in Office..............     4
       Ownership of Sundstrand Common Stock............................     7
       Board of Directors' Compensation, Meetings and Committees.......     8
       Compensation Committee Interlocks and Insider Participation.....    11
       Compensation Committee Report on Executive Compensation.........    11
       Summary Compensation Table......................................    16
       Option Grants in Last Fiscal Year...............................    17
       Aggregated Option Exercises in Last Fiscal Year and Fiscal
            Year-End Option Values.....................................    18
       Retirement Plans................................................    19
       Employment Agreements...........................................    20
       Loans...........................................................    24
       Performance Graph and Table.....................................    25
       Section 16 Compliance...........................................    25
  [ ]  Amendment of Nonemployee Director Stock Option Plan.............    26
       Other Business to be Transacted.................................    27
       Independent Certified Public Accountants........................    28
       Stockholders' Proposals for 1997 Annual Meeting.................    28

          [ ]   To be voted on at the meeting

                       ---------------------------------

                     EVERY STOCKHOLDER'S VOTE IS IMPORTANT.

                     PLEASE COMPLETE, SIGN, DATE AND RETURN

                                YOUR PROXY CARD.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                 P.O. BOX 7003
                         ROCKFORD, ILLINOIS 61125-7003
                                 MARCH 4, 1996
                                ---------------
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 16, 1996

     The enclosed proxy is being solicited by the Board of Directors of the Sundstrand Corporation (the "Company") and may be revoked prior to the voting thereof. The cost of soliciting proxies by mail, telephone, facsimile, or in person, as needed, will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from stockholders, including brokers' accounts, at a fee of $6,000 plus out-of-pocket expenses, to be paid by the Company. Also, officers or regular employees of the Company may engage in the solicitation of proxies by facsimile, telephone or personal calls.

                               VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the meeting is February 20, 1996. On this date, the Company had 30,800,861 shares of Common Stock outstanding which are entitled to vote at the meeting. Stockholders are entitled to one vote for each share held. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, as determined by election inspectors appointed for the meeting, will constitute a quorum. The election inspectors will also tabulate the votes that are received. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as a nonaffirmative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as nonvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

                             ELECTION OF DIRECTORS

     Article Ninth of the Restated Certificate of Incorporation of the Company provides that the number of directors from time to time shall be not less than eight nor more than twelve as fixed by the Company's by-laws. The Company's by-laws currently provide for twelve directors. Article Ninth of the Restated Certificate of Incorporation also requires that the Board of Directors be classified into three classes as nearly equal in number as possible, each director being elected for a term of three years.

     Four directors are to be elected at the meeting for a term of three years or thereafter until their successors are duly elected and qualified. The Board of Directors has nominated Klaus H. Murmann, Robert J. Smuland, Berger G. Wallin and Richard A. Abdoo for the three-year terms. Each of Messrs. Murmann, Smuland and Wallin is presently serving as a director of the Company. Unless otherwise directed, the proxy holders intend to vote the proxies received by them for the election of these nominees. The election of each nominee will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. If, on account of death or unforeseen contingencies, any of the nominees is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     The nominees and the eight continuing Board members, the year each first became a director (set forth underneath his picture), his age, description of his principal occupation for the past five years, directorships held in publicly owned companies and certain other directorships are set forth below.

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                       FOR THREE-YEAR TERM EXPIRING 1999

[Photo of            KLAUS H. MURMANN, 64, a director and, since April 16,
Klaus H. Murmann,    1989, Chairman and Chief Executive Officer of Sauer Inc.,
Director and         Ames, Iowa, a holding company for businesses engaged in
Nominee]             the manufacture of hydrostatic transmissions for use in
1981                 off-highway mobile equipment. Since January 1, 1987, Mr.
                     Murmann also has been Chairman of the Confederation of German Employers' Associations, a trade association that represents German employers in dealings with the German government and unions. Mr. Murmann is a member of the supervisory boards of Fried. Krupp AG Hoesch-Krupp, Essen, a German industrial company; Gildemeister AG, Bielefeld, a German manufacturer of machine tools; and Preussen Elektra
                     AG, Hannover, a German utility concern. Mr. Murmann is vice-chairman of the board of Gothaer Versicherungsbank, Gottingen/Cologne, a German insurance company; and is a member of the board of BankgesellschaftBerlin AG, Berlin, a German bank.

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                       FOR THREE-YEAR TERM EXPIRING 1999

[Photo of            ROBERT J. SMULAND, 60, Executive Vice President and Chief
Robert J. Smuland,   Operating Officer, Aerospace of Sundstrand Corporation
Director and         since August 7, 1990. Mr. Smuland is a director of AmCore
Nominee]             Financial, Inc., Rockford, Illinois, a bank holding
1993                 company.

[Photo of            BERGER G. WALLIN, 65, Executive Vice President for Special
Berger G. Wallin,    Projects of Sundstrand Corporation since January 2, 1995;
Director and         and Executive Vice President and Chief Operating Officer,
Nominee]             Industrial of Sundstrand Corporation, from August 7, 1990,
1995                 to January 1, 1995. Mr. Wallin will be retiring from his
                     position of Executive Vice President for Special Projects effective April 1, 1996.

[Photo of            RICHARD A. ABDOO, 52, a director and, since May 1991, the
Richard A. Abdoo,    Chairman, President and Chief Executive Officer of
Nominee]             Wisconsin Energy Corporation, Milwaukee, Wisconsin, a
                     public utility holding company. Since June 1990, Mr. Abdoo also was Chief Executive Officer of Wisconsin Electric
                     Power Company, Wisconsin Energy Corporation's principal subsidiary. From January 1990 to May 1991, Mr. Abdoo was
                     Executive Vice President of Wisconsin Energy Corporation;
                     and, from June 1990 to December 1995, he was Chairman and Chief Executive Officer of Wisconsin Natural Gas Company, a former subsidiary of Wisconsin Energy Corporation. Mr.
                     Abdoo is a director of United Wisconsin Services, Inc.,
                     Milwaukee, Wisconsin, a managed care company; and Marshall
                     & Ilsley Corporation, Milwaukee, Wisconsin, a multi-bank holding company.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                         TERM EXPIRING 1997

[Photo of            DONALD E. NORDLUND, 74, since June 1, 1988, the retired
Donald E. Nordlund,  Chairman and Chief Executive Officer of Staley
Director]            Continental, Inc., Rolling Meadows, Illinois, a holding
1976                 company for A.E. Staley Manufacturing Company, Decatur,
                     Illinois, a diversified company engaged in grain processing and food service distribution, and CFS
                     Continental, Inc., Chicago, Illinois, a food service distribution company. Mr. Nordlund is a director of Sentry
                     Insurance, Stevens Point, Wisconsin, a mutual insurance company.

[Photo of            JOHN A. PUELICHER, 75, a director and, since December 30,
John A. Puelicher,   1992, the retired Chairman of Marshall & Ilsley
Director]            Corporation, Milwaukee, Wisconsin, a multi-bank holding
1977                 company. From April 1979 to December 30, 1992, Mr.
                     Puelicher was the Chairman of the Board of Marshall &
                     Ilsley Corporation; and, since January 10, 1989, the retired Chairman of the Board of M&I Marshall & Ilsley
                     Bank, Milwaukee, Wisconsin. Mr. Puelicher is a director of
                     Sentry Insurance, Stevens Point, Wisconsin, a mutual insurance company.

[Photo of            DON R. O'HARE, 73, Chairman of the Board of Sundstrand
Don R. O'Hare,       Corporation since October 1, 1995. From September 26,
Director]            1994, to September 30, 1995, Mr. O'Hare was Chairman of
1979                 the Board and Chief Executive Officer of Sundstrand
                     Corporation; from August 20, 1991, to September 25, 1994, he was a consultant to Sundstrand Corporation; and, from January 1, 1989, to August 19, 1991, he was Chairman of the Board of Sundstrand Corporation. Mr. O'Hare is a director of Marshall & Ilsley Corporation, Milwaukee,
                     Wisconsin, a multi-bank holding company; and Sauer Inc., Ames, Iowa, a holding company for businesses engaged in the manufacture of hydrostatic transmissions for use in off-highway mobile equipment.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                         TERM EXPIRING 1997


[Photo of            CHARLES MARSHALL, 66, since June 1989, the retired Vice
Charles Marshall,    Chairman of American Telephone and Telegraph Company, New
Director]            York, New York, a company involved in information
1989                 movement, management systems and communications. Mr.
                     Marshall is a director of Hartmarx Corporation, Chicago, Illinois, a company involved in the manufacture of clothing; Ceridian Corporation, Minneapolis, Minnesota, a diversified company in financial and educational services;
                     GATX Corporation, Chicago, Illinois, a company involved in the operation of rail cars and Great Lakes vessels, bulk liquid terminals and financing for capital equipment and real estate; and Sonat, Inc., Birmingham, Alabama, a holding company for energy and energy services.


                         TERM EXPIRING 1998

[Photo of            WARD SMITH, 65, a director and, since May 11, 1994, the
Ward Smith,          retired Chairman of NACCO Industries, Inc., Mayfield
Director]            Heights, Ohio, a coal mining company and a manufacturer of
1983                 small home appliances and fork lift trucks. From May 8,
                     1991, through May 10, 1994, Mr. Smith was Chairman of
                     NACCO Industries, Inc.; and, from April 1, 1989, to May 8,
                     1991, Mr. Smith was its Chairman and Chief Executive
                     Officer. Mr. Smith is a director of Gulftech International
                     Company, Pueblo, Colorado, a manufacturer of produce processing machinery; and is a trustee of various mutual funds managed by Massachusetts Financial Services Company,
                     Boston, Massachusetts, an investment adviser.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                         TERM EXPIRING 1998

[Photo of            J. P. BOLDUC, 56, a director and, since March 1995,
J.P. Bolduc,         Chairman and Chief Executive Officer of JPB Enterprises,
Director]            Inc., Boca Raton, Florida, a holding company with
1991                 interests in the food, beverage, real estate, retail and
                     manufacturing industries. From January 1, 1993, to March
                     1995, Mr. Bolduc was President and Chief Executive Officer of W. R. Grace & Co., Boca Raton, Florida; and, from
                     August 2, 1990, to January 1, 1993, he was its President and Chief Operating Officer. Mr. Bolduc is a director of Marshall & Ilsley Corporation, Milwaukee, Wisconsin, a multi-bank holding company; Unisys Corporation, Blue Bell,
                     Pennsylvania, a computer manufacturer and information technology company; Newmont Mining Corporation, Denver,
                     Colorado, a gold mining and producing company; and Brothers Gourmet Coffees, Inc., Boca Raton, Florida, a specialty coffee company.

[Photo of            GERALD GRINSTEIN, 63, since December 31, 1995, the retired
Gerald Grinstein,    Chairman of Burlington Northern Santa Fe Corporation, Fort
Director]            Worth, Texas, a diversified company in railroads and other
1991                 businesses. From September 1995 to December 30, 1995, Mr.
                     Grinstein was the Chairman of Burlington Northern Santa Fe
                     Corporation; and, from October 1990 to September 1995, Mr.
                     Grinstein was Chairman and Chief Executive Officer of
                     Burlington Northern, Inc. Mr. Grinstein is a director of
                     Browning-Ferris Industries, Inc., Houston, Texas, a waste disposal company; Delta Air Lines, Inc., Atlanta, Georgia, a commercial airline; Seattle-First National Bank, Seattle, Washington, a national bank; and Transport
                     Holding Inc., Fort Worth, Texas, a holding company for life insurance companies.

[Photo of            ROBERT H. JENKINS, 53, President and Chief Executive
Robert H. Jenkins,   Officer of Sundstrand Corporation since October 1, 1995.
Director]            From March 1990 to September 1995, Mr. Jenkins was
1995                 Executive Vice President of Illinois Tool Works Inc.,
                     Glenview, Illinois, a company involved in the manufacture of construction products, engineered polymers, automotive and specialty components, packaging products/systems, and finishing systems. Mr. Jenkins is a director of AK Steel
                     Holding Corporation, Middletown, Ohio, a steel manufacturer.

                      OWNERSHIP OF SUNDSTRAND COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by (i) each person or group that is known by the Company to be the beneficial owner of more than five (5) percent of the Company's outstanding Common Stock, (ii) each of the directors and nominees,
(iii) each of the executive officers named in the Summary Compensation Table on page 16 of this proxy statement, and (iv) by nominees, directors and current officers as a group.

     On February 20, 1996, the Company's Board of Directors approved a two-for-one stock split, which stock distribution shall occur on March 19, 1996, to stockholders of record at the close of business on March 5, 1996. All numbers relating to shares of Common Stock and stock options throughout this proxy statement are reported on a pre-split basis.

                                        SHARES OF COMMON STOCK       PERCENT OF COMMON
                 NAME                     BENEFICIALLY OWNED         STOCK OUTSTANDING
--------------------------------------  ----------------------       -----------------
Chancellor Capital Management, Inc.
  and Chancellor Trust Company                 2,177,600                    7.1%(1)
RCM Capital Management, RCM Limited
  L.P. and RCM General Corporation             2,158,548                    7.0%(2)
FMR Corp.                                      2,073,500                    6.7%(3)
The Capital Group Companies, Inc. and
  Capital Research and Management
  Company                                      1,845,000                    6.0%(4)
Klaus H. Murmann                                   4,627*                     **
Robert J. Smuland                                 86,983*(5)                  **
Berger G. Wallin                                 113,770*(5)                  **
Richard A. Abdoo                                       0*                     **
Donald E. Nordlund                                 9,062*                     **
John A. Puelicher                                  3,538*                     **
Don R. O'Hare                                     88,739*                     **
Charles Marshall                                   4,896*                     **
Ward Smith                                         4,913*                     **
J. P. Bolduc                                         896*                     **
Gerald Grinstein                                   1,896*                     **
Robert H. Jenkins                                 32,000*                     **
Thomas G. Pownall                                  9,628*                     **
Paul Donovan                                      48,510*(5)                  **
Patrick L. Thomas                                 18,485*(5)                  **
All Nominees, Directors and Current
  Officers as a Group (18 persons,
  including those named above)                   522,080*(5)                1.7%

  * Shares owned as of February 1, 1996.
 ** Less than one (1) percent.

(1) Based on Schedule 13G dated February 1, 1996, shares held of record by Chancellor Capital Management, Inc. and Chancellor Trust Company, 1166 Avenue of the

     Americas, New York, New York 10036. Chancellor Capital Management, Inc. is an investment adviser registered under the Investment Advisers Act of 1940 and Chancellor Trust Company is a bank.

(2) Based on Schedule 13G dated February 5, 1996, shares held of record by RCM Capital Management, RCM Limited L.P. and RCM General Corporation, Four Embarcadero Center, San Francisco, California 94111. RCM Capital Management is an investment adviser registered under the Investment Advisers Act of 1940. RCM Limited L.P. is the general partner of RCM Capital and RCM General Corporation is the general partner of RCM Limited L.P.

(3) Based on Schedule 13G dated February 14, 1996, shares held of record by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109. Certain subsidiaries and affiliates of FMR Corp. beneficially own shares including Fidelity Management & Research Co., a wholly owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, which is the beneficial owner of 1,773,000 shares.

(4) Based on Schedule 13G dated February 9, 1996, shares held of record by The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California 90071, as a parent holding company, and by Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940 and a subsidiary of The Capital Group Companies, Inc.

(5) The number of shares of Common Stock beneficially owned includes stock options awarded under the Company's Stock Incentive Plan that such persons have a right to exercise within 60 days as follows: Mr. Smuland -- 11,562; Mr. Wallin -- 51,250; Mr. Donovan -- 5,312; Mr. Thomas -- 1,125; and all nominees, directors and current officers as a group -- 78,936.

           BOARD OF DIRECTORS' COMPENSATION, MEETINGS AND COMMITTEES

     During 1995 nonofficer directors were compensated by an annual retainer fee equal to $26,000 paid pursuant to the Sundstrand Corporation Nonemployee Director Compensation Plan (the "Compensation Plan") in Company Common Stock based on the market price as of the April 18, 1995, Annual Meeting of Stockholders. The Compensation Plan provides that the annual retainer fee be paid to each nonemployee director in the form of the Company's Common Stock rather than in cash. Accordingly, each nonofficer director received 487 shares of Common Stock. In addition, pursuant to the Sundstrand Corporation Nonemployee Director Stock Option Plan (the "Stock Option Plan"), each nonemployee director received 1,000 nonqualified stock options. The Stock Option Plan provides for the award of 1,000 nonqualified stock options for shares of the Company's Common Stock to each nonemployee director immediately following each annual meeting. As a result of the stock split approved by the Board of Directors on February 20, 1996, the number of stock options awarded annually to each nonemployee director under the Stock Option Plan will be increased from 1,000 to 2,000 stock options. Nonofficer directors also received $1,200 for each Board meeting attended and $1,000 for each meeting of a committee of the Board attended and are reimbursed for expenses and costs in connection with attendance at meetings. Under the policy of the Board of Directors, no fees are paid to directors who are also officers of the Company. During 1995 the Company provided the use of Company planes to Mr. Murmann which amounted to $25,298.

     The Director Emeritus Retirement Plan was adopted on July 20, 1989, by the Board of Directors. Under the plan, each director in office after that date is eligible to receive, upon cessation of such person's service as a director, an annual retirement benefit equal to the annualized rate of compensation being paid to directors (excluding Board and committee meeting attendance fees) in effect at the time such person ceases to be a director. Payments are made quarterly until the earlier of the retired director's death or the expiration of a period of time equal to the period of such person's service as a director of the Company. In the event of the death of a director prior to commencement of the retirement benefit or prior to the receipt of payments for a period equal to the period of such person's service as a director, the plan provides that retirement benefit payments will be paid to the director's surviving spouse or beneficiary, as designated by the director, or to such person's estate in the absence of such designation, for such period or the remainder of such period. The plan provides for the lump sum payment of the entire retirement benefit in the event of a change of control (as defined in the plan) of the Company.

     There were six meetings of the Board of Directors, including one telephonic meeting, during 1995 and on one occasion action was taken through consent resolutions signed by all directors, which reflected decisions reached following discussion among the directors. Present Board-appointed committees are the Audit, Compensation, Finance and Nominating Committees.

     The Audit Committee reviews the Company's financial statements audited by the Company's independent certified public accountants and is advised by management of any significant problems in completing the audit and of any significant accounting changes. In addition, the Audit Committee reviews with the Company's independent certified public accountants the annual report of audit and accompanying management letter and consults with such accountants as to the adequacy of the Company's internal accounting controls. The Audit Committee also makes a recommendation to the Board of Directors concerning the engagement of independent certified public accountants to audit the annual financial statements of the Company and approves in advance the scope of the audit services to be performed by such accountants and the estimated cost of such services. The Audit Committee meets at least twice annually with the Company's Director, Audit Services to review internal audit activities performed during the prior and current years and the internal audit plan for the current year. The Audit Committee also receives reports from the Company's Vice President, Aerospace Contracts, Compliance and Management Services and from the Chairman of the Company's Corporate Business Conduct and Ethics Committee. The Audit Committee reviews proxy materials relating to director and executive officer compensation and to charter amendments prior to such proxy materials being mailed to the Company's stockholders. The Audit Committee also monitors and evaluates the effectiveness of the Company's (a) policies and procedures designed to effect compliance with laws, regulations and contract provisions regarding procurement and performance of government contracts, and (b) existing government contract compliance educational programs for managers involved in supervising the procurement or performance of government contracts. The Audit Committee also requires such managers to certify on an annual basis their awareness of and compliance with the Company's policies regarding the procurement and performance of government contracts. The Audit Committee met three times during 1995. The present members of the Audit Committee are Ward Smith (Chairman), Thomas G. Pownall, Charles Marshall, J. P. Bolduc and Gerald Grinstein.

     The Compensation Committee reviews salary and other forms of compensation for the Company's elected officers, and reviews with the Chief Executive Officer of the Company the perquisites being provided to directors and elected officers of the Company and makes recommendations as to appropriateness. In addition, the Compensation Committee administers the Company's Restricted Stock and Stock Incentive Plans and, with respect to elected officers, authorizes the sale and issuance of restricted shares of the Company's Common Stock under both plans and the grant of stock options under the Stock Incentive Plan. The Compensation Committee also administers the Compensation Plan and Stock Option Plan for nonemployee directors. The Compensation Committee met five times during 1995. Two of the five meetings were expanded to include all of the outside directors, although they did not vote at such meetings. The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John
A. Puelicher, Ward Smith and Gerald Grinstein.

     The Finance Committee reviews the Company's financial condition and requirements for funds, reviews proposed financing activities of the Company, and reviews and recommends to the Board of Directors proposals to change the capital structure of the Company. The Finance Committee also reviews the Company's risk management program and its adequacy to safeguard the Company against extraordinary liabilities or losses, approves the Company's investment and hedging policies and has the responsibility and authority to control and manage the operation of the employee benefit plans of the Company and its subsidiaries which are subject to Title I of the Employee Retirement Income Security Act of 1974 (other than the authority to appoint trustees and make certain changes in the plans, which authorities are reserved to the full Board of Directors) and the nonqualified supplemental retirement plan of the Company. The Finance Committee met twice during 1995. The present members of the Finance Committee are Don R. O'Hare (Chairman), John A. Puelicher, Donald E. Nordlund and J. P. Bolduc.

     The Nominating Committee reviews the size and composition of the Board and recommends appropriate changes to the Board of Directors. It recommends to the Board of Directors candidates to fill vacancies which occur on the Board of Directors prior to the annual stockholders meeting or arising with respect to those directors whose term of office expires at the annual stockholders meeting. Generally, nonemployee directors are selected on the basis of recognized achievements in business, educational or professional fields. The Nominating Committee also recommends for approval of the Board of Directors the directors to serve on the various committees of the Board. The Nominating Committee met once during 1995. The present members of the Nominating Committee are Charles Marshall (Chairman), Klaus H. Murmann, Thomas G. Pownall and J. P. Bolduc.

     The Company's by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as a director at a meeting only if such stockholder has given written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting (with respect to an election to be held at an annual meeting of stockholders) or, with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual or special meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John A. Puelicher, Ward Smith and Gerald Grinstein. During the last fiscal year and presently, Mr. Murmann, Chairman and Chief Executive Officer and a director of Sauer Inc., Ames, Iowa, served on the Company's Compensation Committee. During this period Mr. O'Hare and Richard M. Schilling, Vice President and General Counsel and Secretary of the Company, served as directors of Sauer, Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of five independent nonemployee directors and is responsible for setting executive officer compensation. The following report reflects the actions of the Committee regarding the compensation paid to the named officers in 1995.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's compensation program is designed to:

     - maintain an appropriate balance between base salary and short-term and long-term incentive opportunity, with more compensation at risk at the higher officer levels;

     - provide total compensation opportunity that is competitive, taking into account the peer group of companies as well as the individual officer's experience, responsibility and performance;

     - link rewards to business results and stockholder returns through employee stock ownership; and

     - attract and retain high-caliber executives on a long-term basis.

     The Company's executive compensation program consists of several key elements: (1) an annual component consisting of base salary and annual bonus;
(2) a long-term component consisting of stock options and restricted stock; (3) a benefit component which consists of life insurance, medical insurance, and retirement benefits; and (4) a perquisite component which includes among other things physical exams, financial counseling/tax preparation and the use of Company planes.

     The Committee's objective is for the base salary and total direct compensation (salary plus bonus) of officers to be at the 60th and 75th percentiles, respectively, when compared to the peer group of companies. The total compensation objective is the sum of the 75th percentile of total direct compensation, plus the 50th percentile of long-term incentives and benefits, plus average perquisites.

     Over the past several years the Committee has engaged an independent compensation consultant to review and report on the Company's executive compensation program. The consultant evaluates the compensation program of selected companies engaged in aerospace and/or industrial businesses similar to the business of the Company and compares the results with the compensation paid to Company executives. Of the 22 comparative companies selected by the Company, 3 are in the Standard & Poor's Diversified Manufacturing Index and 2 are in the Standard & Poor's Aerospace/Defense Index, which indices are incorporated into the performance graph and table on page 25 of this proxy statement. During 1995, the Committee had the consultant make a total compensation review and report its findings to the Committee.

     The Committee continues to recognize the limitations under Section 162(m) of the Internal Revenue Code on the deductibility of certain nonperformance-based compensation. The impact of this limitation has been considered and the Committee believes that little, if any, executive compensation will be paid in 1996 which will be nondeductible. Accordingly, since the existing compensation components meet the Committee's compensation philosophy, it believes the best interest of the stockholders is served by retaining the compensation components as presently in place. It is the Committee's intention that no significant amount of executive compensation will be nondeductible. Therefore, it will continue to monitor the applicability of
Section 162(m) and consider modifying the compensation program if a significant amount of executive compensation potentially becomes nondeductible.

ANNUAL COMPONENT

     BASE SALARY

     The Committee annually determines the salary to be paid to each of the officers. In general, salary levels are set based upon the 60th percentile (prior to the November 1995 review at the 50th percentile) when compared to the salary being paid for equivalent positions by the peer group of companies. When setting the salary to be paid, the Committee also takes into account the performance appraisal and salary recommendation made by the Chief Executive Officer, and the responsibilities, experience and expertise of the officer. No specific formula is applied in determining the weight to be given to these additional factors.

     Based upon the above criteria, during 1995 at its annual review the Committee increased the salary compensation of certain of the officers and froze the salary of the remainder since they were at or above the equivalent of the 60th percentile of the peer group of companies.

     INCENTIVE COMPENSATION PLAN

     Consistent with the philosophy described above, the Company maintains an Officer Incentive Compensation Plan (the "Bonus Plan") which is a short-term incentive plan and provides participants the opportunity to receive an annual cash bonus based upon the achievement of Company goals. Under terms of the plan, Company performance elements are selected, weighted in value, and bonus values are assigned for various levels of element achievement. If the threshold level for any element is not reached no bonus can be earned with respect to that element, and if the Company does not achieve at least a twelve (12) percent return on average total equity no bonuses will be awarded under the plan for that year. Target bonus levels are established and if achieved will result in one hundred (100) percent of the targeted amount of bonus being paid. To provide additional incentive to achieve outstanding performance, bonuses under the plan can reach one hundred and sixty (160) percent of the targeted amount if the goals are exceeded. The percentage of salary which can be earned under the plan varies based upon the officer's position, with the Chairman of the Board and the President and Chief Executive Officer having the highest potential at fifty (50) percent of salary at target and up to a maximum of eighty (80) percent of salary.

     Early in 1995, the Committee selected earnings per share, working capital improvement, operational cash flow and return on average total equity as the Company performance elements upon which bonus compensation would be based. Each of the elements was weighted equally and threshold, target and maximum achievement levels were set. Although the Committee can delegate to the President and Chief Executive Officer the authority to determine the elements and achievement levels for each of the officers other than himself, the Committee for 1995 set the elements and achievement levels for all of the officers.

     After the end of the year, the performance of the Company for the year with respect to the elements (after adjustment for unusual and nonrecurring accounting items and with further adjustments being made to the working capital improvement and operational cash flow performance levels) was compared to the preestablished goals and points were awarded as applicable. Bonuses were then calculated based upon the points awarded for each element (the "Calculated Bonuses"). The Committee awarded bonuses which were the same as the calculated amounts. Although the Committee has the authority to adjust the Calculated Bonuses, no adjustments, other than as set forth above, were made.

LONG-TERM COMPONENT

     STOCK OPTIONS AND RESTRICTED STOCK

     To link stockholder returns and officer interests, the long-term component of the Company's executive compensation program uses the grant of stock options and restricted stock under the Company's Stock Incentive Plan and restricted stock under the Company's 1989 Restricted Stock Plan (collectively the "Stock Plans"). Generally, the Committee awards stock options and restricted stock in alternate years. The number of options or restricted shares awarded to an officer will vary based upon the position held.

     The terms and conditions adopted by the Committee applicable to stock options granted under the Stock Plan provide that options granted to an individual will become exercisable in increments of twenty-five (25) percent on each of the second through fifth anniversary dates of the grant, and generally will remain exercisable until no later than the tenth anniversary of the grant, at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant.

     The terms and conditions applicable to restricted stock provide that such stock will vest in increments of twenty (20) percent per year on each of the fifth through ninth anniversary dates of the grant. The price paid for each share of restricted stock granted is to be the par value of each share, payable on the date of the grant.

     During 1995, restricted shares were awarded to the officers other than Mr. O'Hare and Mr. Wallin. The number of shares awarded to the officers other than Mr. Jenkins was based upon the recommendation of Mr. O'Hare which was based upon the report of the compensation consultant and was consistent with the Committee's objectives for long-term compensation. An award of options was made to Mr. Wallin based upon the recommendation of Mr. O'Hare which was based on the same considerations as the restricted stock awards. With respect to these awards of restricted stock and the award of options, Mr. Jenkins concurred with Mr. O'Hare's recommendation. The award of restricted stock to Mr. Jenkins and an award of options to Mr. O'Hare are discussed later in this report under the heading Compensation of Chief Executive Officer and Former Chief Executive Officer.

BENEFIT AND PERQUISITE COMPONENT

     Each year the Chief Executive Officer reviews with the Committee the perquisites paid to officers to determine the appropriateness of this compensation. The benefit and perquisite components of compensation are also reviewed and reported on by the consultant. Based upon the report of the consultant and the review with the Chief Executive Officer, the Committee determined that the level of benefits and perquisites was consistent with the Committee's objective as stated above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER AND FORMER CHIEF EXECUTIVE OFFICER

     Effective October 1, 1995, Robert H. Jenkins became President and Chief Executive Officer of the Company. To attract Mr. Jenkins to the Company, he was offered an employment agreement (which agreement is described on pages 20-22 of this proxy statement) under which his annual salary was initially set at $650,000. Also included in the offer were a signing bonus of $550,000 and, to link his interest to those of the stockholders, the grant under the Company's Stock Plans of 12,000 shares of restricted stock at $.50 per share and stock options for 45,000 shares with the exercise price at the then-current market price. Taken into account by the Committee in establishing the offer were the importance of the position Mr. Jenkins would fill, his outstanding business record and leadership capability, the comparative compensation paid to chief executive officers of the selected peer group of companies, and the value of various benefits under the plans of his former employer which would be forfeited.

     For 1995, Mr. Jenkins was paid a prorated bonus under the Company's Bonus Plan, the amount of which was determined in the same manner as set forth on page 13 of this proxy statement. The Committee did not make any adjustment to his Calculated Bonus.

     To further link Mr. Jenkins' interest to those of the Company's stockholders, the Committee as part of its normal compensation review in November granted to Mr. Jenkins 20,000 shares of restricted stock at the price of $.50 per share. The Committee determined that this grant was consistent with long-term incentives granted to chief executive officers of the selected peer group of companies.

     Don R. O'Hare was Chairman of the Board and Chief Executive Officer until October 1, 1995, and he continues to serve as the full-time officer Chairman of the Board.

     Pursuant to the employment agreement which was entered into with him in 1994 and a replacement employment agreement which was entered into on September 19, 1995 (which agreement is described on page 22 of this proxy statement), Mr. O'Hare in 1995 was paid an annual salary of $650,000. The amount of his salary was set in 1994 and was designed to provide an appropriate incentive to him to return from retirement to the employment of the Company following the retirement of the prior Chief Executive Officer and to reflect the Committee's determination that his salary should be near the calculated median for comparable positions within the selected peer group of companies. Mr. O'Hare's current employment agreement provides that his salary will continue at this level until it expires in 1997.

     For 1995, Mr. O'Hare also received a bonus under the Company's Bonus Plan. His bonus was determined in the same manner as set forth on page 13 of this proxy statement. The Committee did not make any adjustment to his Calculated Bonus.

     Consistent with its approach of having compensation include a long-term component, during 1995 the Committee also granted to Mr. O'Hare stock options for 45,000 shares with the exercise price at the then-current market price. In making this grant, the Committee considered the compensation information provided by the consultant, the Company's favorable performance in 1995 and Mr. O'Hare's leadership during the year.

                                          COMPENSATION COMMITTEE

                                              Donald E. Nordlund, Chairman
                                              Klaus H. Murmann
                                              Ward Smith
                                              John A. Puelicher
                                              Gerald Grinstein

     The following directors participated in one or more of, but did not vote at, the Compensation Committee meetings at which the compensation for Mr. Jenkins was determined and at which the current employment agreements with Messrs. Jenkins and O'Hare were reviewed and approved.

                                              J. P. Bolduc
                                              Charles Marshall
                                              Thomas G. Pownall

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's former Chairman of the Board and Chief Executive Officer who, effective October 1, 1995, was elected Chairman of the Board; the Company's current President and Chief Executive Officer who was elected to this office effective October 1, 1995; and the Company's other four most highly compensated executive officers.

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                 --------------------
                                  ANNUAL COMPENSATION                   AWARDS
                          ------------------------------------   --------------------
                                                     OTHER       RESTRICTED
    NAME AND                                         ANNUAL        STOCK                 ALL OTHER
    PRINCIPAL              SALARY     BONUS       COMPENSATION     AWARDS     OPTIONS   COMPENSATION
    POSITION       YEAR     ($)        ($)           ($)(2)      ($)(3)(4)      (#)         ($)
-----------------  ----   --------   --------     ------------   ----------   -------   ------------
Don R. O'Hare      1995   $650,000   $435,175             --             --    45,000     $  9,750(5)
  Chairman of      1994   $162,500   $100,000             --             --    46,000     $136,262(6)
  the Board
Robert H. Jenkins  1995   $150,000   $658,794(1)          --     $2,078,876    45,000     $  8,861(7)
  President and
  Chief Executive
  Officer
Robert J. Smuland  1995   $500,000   $267,800       $ 53,016     $  383,831        --     $  9,067(8)
  Executive Vice   1994   $500,000   $192,400             --             --    20,000     $  6,900(5)
  President and    1993   $450,000   $103,500       $ 97,122     $  355,500        --     $  6,210(5)
  Chief Operating
  Officer,
  Aerospace
Berger G. Wallin   1995   $500,000   $267,800             --             --    10,000     $  8,174(8)
  Executive Vice   1994   $400,000   $153,920             --             --    20,000     $  5,520(5)
  President for    1993   $360,000   $ 82,800             --     $  355,500        --     $  4,968(5)
  Special
  Projects
Paul Donovan       1995   $330,000   $176,748             --     $  191,906        --     $  5,158(8)
  Executive Vice   1994   $300,000   $115,440             --             --    10,000     $  4,140(5)
  President and    1993   $300,000   $ 69,000       $ 79,800     $  177,750        --     $  4,140(5)
  Chief Financial
  Officer
Patrick L. Thomas  1995   $300,000   $160,680             --     $  383,813        --     $ 51,033(9)
  Executive Vice
  President and
  Chief Operating
  Officer,
  Industrial

(1) The amount set forth represents a $550,000 signing bonus and a $108,794 bonus earned under the Company's Officer Incentive Compensation Plan.

(2) The amounts set forth include the incremental cost of Mr. Smuland's personal use of Company planes totaling $38,517 and $80,069 for the years 1995 and 1993, respectively, and Mr. Donovan's personal use of Company planes totaling $71,260 for the year 1993.

(3) The amounts set forth represent the fair market value of the shares of restricted stock awarded to the named executive officer for the year indicated less the purchase price paid by the executive officer. Dividends on restricted stock are paid at the same time and in the same amounts as dividends paid on Common Stock, but such amounts are not included in this column.

(4) On December 31, 1995, Mr. Jenkins held 32,000 shares of restricted stock which had an aggregate market value of $2,231,002, Mr. Smuland held 54,000 shares of restricted stock which had an aggregate market value of $3,764,815; Mr. Wallin held 32,800 shares of restricted stock which had an aggregate market value of $2,286,777; Mr. Donovan held 38,500 shares of restricted stock which had an aggregate market value of $2,684,174; and Mr. Thomas held 14,760 shares of restricted stock which had an aggregate market value of $1,029,049.

(5) The amounts set forth represent the dollar value of term life insurance premiums paid by the Company for the group term life insurance component of the Executive Life Insurance Program, and an imputed value based upon the equivalent of term life insurance premiums for the survivor income benefit component of the Executive Life Insurance Program.

(6) The amount set forth includes $91,352 earned pursuant to a consulting agreement which terminated effective September 25, 1994, $6,000 in board meeting fees, $2,000 in committee meeting fees, $15,167 for the portion of the annual board of directors retainer fee payable between January 1 and August 1, 1994, and 409 shares of Common Stock valued at $19,453 and $47 in cash for the portion of such annual retainer fee payable between August 1, 1994, and the 1995 Annual Meeting of Stockholders pursuant to the Compensation Plan. The remaining $2,243 of the amount set forth represents the dollar value of term life insurance premiums paid by the Company as further described in footnote (5) above.

(7) The amount set forth represents costs incurred by the Company in connection with Mr. Jenkins' relocation.

(8) The amounts represent the portion allocable to 1995 of the projected cash surrender value available to each employee at the maturity of such employee's split-dollar life insurance policy under the Executive Life Insurance Program.

(9) The amount set forth represents costs incurred by the Company in connection with Mr. Thomas' relocation equaling $46,382 and the annual dollar amount for the split-dollar life insurance policy equaling $4,651, as further described in footnote (8) above.

                       OPTION GRANTS IN LAST FISCAL YEAR

     During 1995, the only grants of nonqualified stock options under the Stock Incentive Plan to named executive officers are as set forth below. The hypothetical present values on date of grant shown for stock options granted in 1995 are presented pursuant to the rules of the Securities and Exchange Commission and calculated under the Black-Scholes model for pricing options. The actual value before tax is the excess of the market price of Sundstrand Common Stock over the exercise price at the time of execution. There is no assurance that the present value will be realized.

INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------
                      NUMBER OF     % OF TOTAL OPTIONS    EXERCISE OF
                       OPTIONS     GRANTED TO EMPLOYEES    BASE PRICE    EXPIRATION      GRANT DATE
NAME                  GRANTED(1)      IN FISCAL YEAR       ($/SHARE)        DATE      PRESENT VALUE(2)
--------------------  ----------   --------------------   ------------   ----------   ----------------
Don R. O'Hare           45,000             40.83%           $66.0625       11/21/05       $801,900
Robert H. Jenkins       45,000             40.83%           $64.4688       10/01/05       $800,100
Berger G. Wallin        10,000              9.07%           $66.0625       11/21/05       $178,200

(1) Options become exercisable at a rate of twenty-five (25) percent of each grant on the second through fifth anniversary dates of the date of grant, provided that in the event of a "Change in Control" as defined on page 24 of this proxy statement, such options shall become immediately exercisable.

(2) These values are based upon the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. Factors used to value the options granted to Messrs. O'Hare and Wallin on November 21, 1995, included a capital expected volatility rate of 21.2 percent, a risk-free rate of return based upon a seven year zero-coupon Treasury bond with a maturity date corresponding to that of the expected option term of 5.86 percent, a dividend yield of 1.82 percent and a projected time of exercise of seven years. Similar factors were used for the grant to Mr. Jenkins on October 1, 1995, except the volatility rate was
     21.3 percent, the risk-free rate of return was 6.155 percent, and the dividend yield was 1.86 percent.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information on the exercise of stock options in 1995 by named officers as well as the number of options which were exercisable and the number of options which were not exercisable in 1995 and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1995.

                                                                               VALUE OF UNEXERCISED
                          SHARES                   NUMBER OF UNEXERCISED           IN-THE-MONEY
                         ACQUIRED      VALUE         OPTIONS AT FY-END           OPTIONS AT FY-END
NAME                    ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----------------------- -----------   --------   -------------------------   -------------------------
Don R. O'Hare                 --           --              0 / 91,000           $      0 / $1,355,786
Robert H. Jenkins             --           --              0 / 45,000           $      0 / $  258,750
Robert J. Smuland             --           --         11,562 / 31,563           $365,288 / $  874,695
Berger G. Wallin              --           --         10,625 / 40,625           $335,684 / $  886,623
Paul Donovan                  --           --          5,312 / 15,313           $167,842 / $  422,530
Patrick L. Thomas          1,125      $31,148          1,125 /  7,250           $ 35,543 / $  198,430

                                RETIREMENT PLANS

     Generally, the retirement benefit to which an executive officer will be entitled upon retirement is provided under the tax-qualified Sundstrand Corporation Retirement Plan-Aerospace (the "Retirement Plan") and the non-tax-qualified supplemental retirement plan (the "Supplemental Plan"). The eligibility for both plans is the same. The Supplemental Plan provides a lump sum option for the total accrued benefit, while the Retirement Plan provides a lump sum option for the portion of the benefit accrued through December 31, 1991.

     The following table sets forth estimated annual retirement benefits for representative years of service and three-year average annual earnings amounts.

                                         ESTIMATED ANNUAL RETIREMENT BENEFIT
                                         FOR REPRESENTATIVE YEARS OF SERVICE
    HIGHEST CONSECUTIVE     --------------------------------------------------------------
      THREE-YEAR                                                                 30 OR
AVERAGE ANNUAL EARNINGS     10 YEARS     15 YEARS     20 YEARS     25 YEARS     MORE YEARS
-----------------------     --------     --------     --------     --------    --------------

       $ 300,000            $ 66,670     $100,005     $133,340     $166,675      $200,010
         450,000             100,005      150,008      200,010      250,013       300,015
         600,000             133,340      200,010      266,680      333,350       400,020
         950,000             211,122      316,683      422,243      527,804       633,365
       1,150,000             255,568      383,353      511,137      638,921       766,705
       1,300,000             288,903      433,355      577,807      722,258       866,710

     Generally, the combined amounts shown in the Salary and Bonus columns of the Summary Compensation Table on page 16 of this proxy statement are expected to approximate the three-year average annual earnings of an executive officer which would be used to determine his total retirement benefit under the Retirement Plan and the Supplemental Plan.

     Messrs. Jenkins, Smuland, Donovan and Thomas upon attainment of age 65, the normal retirement age under the plans, will have 12.5, 11.6, 24.0 and 40.7 actual years of service with the Company, respectively. Mr. Wallin has attained the age of 65 and has accrued 42.0 actual years of service with the Company. Mr. O'Hare is accruing no additional benefit under the Retirement Plan or the Supplemental Plan.

     Although the Retirement Plan benefit formula includes a reduction for fifty
(50) percent of a participant's monthly primary Social Security benefit earned at retirement, the amounts shown in the table do not reflect this reduction. The benefit amounts shown in the table are calculated based upon the straight life annuity form of payment.

     At the time of their employment, Messrs. Jenkins and Smuland entered into unfunded retirement agreements with the Company. The agreement with Mr. Jenkins provides that he will receive a nonqualified benefit which, when combined with his benefits under the Retirement Plan and the Supplemental Plan, will equal the benefits that would be payable from these plans if it is assumed at such time that he had twice his actual years of service with the Company. The agreement also provides that Mr. Jenkins shall be entitled to receive a nonqualified benefit without regard to any service requirement for eligibility.

     The agreement with Mr. Smuland provides that he will receive (a) a nonqualified benefit which, when combined with his benefits under the Retirement Plan and the Supplemental Plan and any pension received from his prior employer, will equal the benefits that would be payable from these plans if it is assumed at such time that he had twice his actual years of service with the Company, or,
(b) if greater, a nonqualified benefit which when combined with his Retirement Plan and Supplemental Plan benefit will equal the benefits that would be payable from these plans if it is assumed that he accrued service at double the normal rate during his first five years of service with the Company.

     The estimated annual pension benefits payable under the agreements to Messrs. Jenkins and Smuland at their normal retirement age, which benefits are in addition to the benefit payable under the Retirement Plan and Supplemental Plan, is $270,847 and $77,782, respectively. The benefit for Mr. Smuland was calculated in accordance with alternative (b) set forth in the immediately preceding paragraph, which management believes will provide the greater benefit.

     Messrs. Jenkins, O'Hare, Smuland and Wallin, as directors of the Company, also are accruing a benefit under the Director Emeritus Retirement Plan, which plan is described on page 9 of this proxy statement.

                             EMPLOYMENT AGREEMENTS

     On September 19, 1995, the Company entered into an employment agreement with Mr. Jenkins (the "Jenkins Agreement") that is designed to assure the Company of the benefit of his services in an executive capacity. The "Employment Period" under the Jenkins Agreement commenced on October 1, 1995, and, except as otherwise provided, will expire on September 30, 1998. Unless written notice is given to the contrary, the Employment Period on September 30, 1996, and each anniversary of such date will automatically be extended for an additional year.

     The Jenkins Agreement provides that throughout the Employment Period, the Company shall neither demote Mr. Jenkins nor assign to him any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status as President and Chief Executive Officer. Under the agreement, Mr. Jenkins shall receive during the Employment Period a salary of not less than $650,000 per year, paid vacations and holidays, fringe benefits and perquisites, shall be eligible to participate in the Company's employee benefit plans, practices and programs, and shall be eligible to participate in such executive benefit or incentive plans as are in effect, including the Company's Bonus Plan, Stock Incentive Plan, 1989 Restricted Stock Plan and the Supplemental Plan.

     Under the agreement, Mr. Jenkins covenants not to compete with the Company or to disclose confidential information concerning the Company during the Employment Period. The Jenkins Agreement contains certain conditions of employment such as the Company not assigning duties to Mr. Jenkins which would require him to move the location of his principal business office or principal place of residence outside of the Rockford, Illinois, area. In the event the Company fails to perform any covenant or agreement set forth in the agreement, Mr. Jenkins will be entitled to receive for the remainder of the Employment Period the salary and benefits he would have otherwise received if his employment had continued for such period. These benefits would not be payable, however, in the event his employment is terminated by reason of (a) conviction of a felony, (b) death, or
(c) during the Employment Period breach of either his covenant not to compete or his covenant not to disclose confidential information and failure to cure such breach (the "Enumerated Reasons"). The Jenkins Agreement also provides for the reimbursement of legal expenses incurred in connection with certain claims or legal proceedings brought under or involving the agreement.

     The Jenkins Agreement also requires the Company to make an additional "gross-up payment" to Mr. Jenkins to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him in connection with his employment with the Company (the "Gross-up Payment"). The amount of the Gross-up Payment to be paid, if any, may be substantial and will depend upon numerous factors, including the price per share of the Common Stock of the Company and the extent, if any, that payments or benefits made to Mr. Jenkins constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     The Jenkins Agreement provides that upon a "Change in Control" (as described on page 24 of this proxy statement) during the Employment Period the following will occur: (a) all restrictions on any stock purchased by or otherwise granted to Mr. Jenkins pursuant to the Company's 1989 Restricted Stock Plan, the Company's Stock Incentive Plan and any other restricted stock plan sponsored by the Company shall lapse and all such stock shall immediately vest and be delivered to Mr. Jenkins, and all outstanding stock options held by him shall become fully vested and immediately exercisable; (b) commencing at the time of Mr. Jenkins' termination of employment or if later his attainment of age 65, he shall be provided with the same health care coverage as provided to other eligible retirees at that time and with a life insurance benefit of one time his annual base salary at the higher of the annual rate in effect at the time of his termination of employment or immediately prior to the Change in Control; and (c) Mr. Jenkins will become fully vested in a retirement benefit determined pursuant to the provisions of the Retirement Plan, with such benefit calculated as though he had 20 years of participation under the Retirement Plan. The agreement also provides that upon his termination of employment following a Change in Control in addition to all other amounts payable under the agreement, he will within five days of such termination be paid in a single lump sum all amounts accrued but unpaid under the agreement, including salary, vacation pay, bonuses and other incentive compensation plus, if his employment is terminated for any reason other than the Enumerated Reasons, a bonus equal to the largest bonus received during the three years preceding the termination of employment multiplied by a fraction, which will not be less than one, the numerator of which is the number of months remaining in his Employment Period and the denominator of which is 12, or, if his employment is terminated for one of the Enumerated Reasons, a bonus equal to the incentive award that would have been paid if it were assumed his employment had continued to the end of the year and it were assumed all performance targets and goals were met multiplied by a fraction which shall not be less than 0, the numerator of which is the number of months remaining in the year through the date of termination and the denominator of which is 12.

     Assuming a Change in Control occurred on March 1, 1996, and his employment were terminated by the Company on that date for a reason other than an Enumerated Reason,

Mr. Jenkins would have been eligible to receive a bonus of $356,854. In addition, he would have been entitled to receive 32,000 shares of restricted stock and 45,000 stock options held by him would have become fully vested and exercisable. Mr. Jenkins also would have been entitled to have his base salary continued for the Employment Period which would result in payments during that time totaling $1,625,000 and he would have been entitled to continue to receive incentive compensation and other personal benefits. He also immediately would become fully vested in a benefit which, as stated above, would be calculated as though he had accrued 20 years of participation in the Retirement Plan, which benefit would be payable under the Retirement and Supplemental Plans and under his retirement agreement, as discussed on pages 19-20.

     On September 19, 1995, the Company entered into an employment agreement with Mr. O'Hare (the "O'Hare Agreement") that is designed to assure the Company of the continued benefit of his services as Chairman of the Board. This agreement replaced the employment agreement that had been entered into with him as of October 8, 1994. The "Employment Period" under the O'Hare Agreement commenced on October 1, 1995, and, except as otherwise provided, will expire at the close of business on the date of the Annual Meeting of Stockholders in 1997. Under the agreement, Mr. O'Hare will receive an annual salary of $650,000, paid vacations and holidays, certain fringe benefits and perquisites and will be eligible to participate in certain employee benefit plans, policies, practices and arrangements including the Company's Bonus Plan, Stock Incentive Plan (with respect to stock options), disability plan and group life insurance.

     Under the agreement, Mr. O'Hare covenants not to compete with the Company or to disclose confidential information concerning the Company during the Employment Period and for two years thereafter. The O'Hare Agreement contains certain conditions of employment such as the Company not assigning duties to Mr. O'Hare which would require him to move the location of his principal business office or principal place of residence outside of the Rockford, Illinois, area. In the event the Company fails to perform any covenant or agreement set forth in the agreement, including the Company's termination of Mr. O'Hare's employment for a reason other than an Enumerated Reason (the same reasons as described under the Jenkins Agreement on page 21 of this proxy statement), Mr. O'Hare will be entitled to receive for the remainder of the Employment Period the salary, incentive compensation and other benefits he would have otherwise received if his employment continued for such period. The O'Hare Agreement also provides for the reimbursement of legal expenses incurred in connection with certain claims or legal proceedings brought under or involving the agreement. In the event a Change in Control occurs, the 91,000 stock options held by Mr. O'Hare, pursuant to the terms of the Company's Stock Incentive Plan, would become fully vested and exercisable.

     The O'Hare Agreement further provides that upon termination of the Employment Period, Mr. O'Hare shall become a consultant to the Company for a three-year period at an annual fee of $360,000.

     On July 20, 1989, the Company entered into an employment agreement with Mr. Donovan, which agreement was amended on August 7, 1990. On August 7, 1990, August 18, 1992, and February 21, 1995, the Company entered into employment agreements with Messrs. Wallin, Smuland and Thomas, respectively, which are substantially identical to

Mr. Donovan's employment agreement, as amended. The four agreements are hereinafter collectively referred to as the "Employment Agreement." The rights and obligations set forth in the Employment Agreement arise for a period of up to three years following a Change in Control (the "Term") provided the Change in Control occurs during the "Protected Period" defined in the Employment Agreement. The Employment Agreement sets forth the terms and conditions of the executive's employment, annual base salary and participation by the executive in the Company's benefit plans. If the executive's employment is terminated during the Term (a) by the Company other than for "Cause" (as defined in the Employment Agreement), (b) by the executive for "Good Reason" (as defined in the Employment Agreement) or (c) by the executive for any reason or without reason during the 60-day period which commences on the date six months following a Change in Control, he will be entitled to receive (w) a "Pro-Rata Bonus" (as defined in the Employment Agreement), (x) a lump sum cash payment equal to three times the sum of his base salary and bonus (the base salary at least equal to his base salary in effect prior to a Change in Control and the bonus equal to the "Bonus Amount" as defined in the Employment Agreement), subject to certain adjustments,
(y) continuation of life insurance, disability, medical, dental and hospitalization benefits for a period of up to 36 months and (z) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Company for an additional three years, subject to certain adjustments. In addition, all restrictions on any outstanding incentive awards will lapse and become fully vested, and all outstanding stock options shall become fully vested and immediately exercisable. The Employment Agreement also provides that the Company will pay all legal fees and related expenses incurred by the executive arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control. Under the Employment Agreement, the Company also is required to make an additional "gross-up payment" to the executive to offset fully the effect of any excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him under the Employment Agreement, the 1982 and 1989 Restricted Stock Plans, the Stock Incentive Plan, or any other incentive compensation or bonus plan (the "Gross-up Payment"). The amount of the Gross-up Payment to be paid, if any, may be substantial and will depend upon numerous factors, including the price per share of the Common Stock of the Company and the extent, if any, that payments or benefits made to the executive constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     Assuming a Change in Control occurred on March 1, 1996, and their employment were terminated on that date, the approximate amount of cash payments that would have been made pursuant to the Employment Agreement as described above (other than the Gross-up Payment, if applicable) would have been $2,354,203 for Mr. Smuland, $135,936 for Mr. Wallin, $1,553,774 for Mr. Donovan and $1,412,522 for Mr. Thomas. The number of shares of restricted stock they would have been entitled to receive and the number of stock options they would have become fully vested in and been able to exercise as a result of the Change in Control would have been 54,000 shares and 31,563 stock options for Mr. Smuland, 35,800 shares and 40,625 stock options for Mr. Wallin, 36,100 shares and 15,313 stock options for Mr. Donovan and 14,760 shares and 7,250 stock options for Mr. Thomas. In addition, personal benefits would continue for the term of the Employment Agreement, and as set forth above, each of the executives would also have for a period of up to 36 months continued life insurance, disability, medical, dental and hospitalization benefits. The retirement benefit to which each of the executives would be entitled would be paid pursuant to the Retirement and Supplemental Plans and in addition, a portion of the pension benefit payable to Mr. Smuland would be paid under his retirement agreement, all as discussed on pages 19-20 of this proxy statement.

     In general, for purposes of the Jenkins Agreement, each Employment Agreement and the Stock Incentive Plan, a Change in Control is defined as any of the following events: (a) the acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three (33) percent or more of the combined voting power of the Company's then-outstanding voting securities; (b) the individuals who, as of the date the agreements were executed, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, and such new director shall, for purposes of the Jenkins Agreement, each Employment Agreement and the Stock Incentive Plan, be considered as a member of the Incumbent Board; or (c) approval by stockholders of the Company of (i) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven
(67) percent of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company. A Change in Control shall not be deemed to occur by reason of an acquisition referred to in clause (a) above because thirty-three (33) percent or more of the combined voting power of the Company's then-outstanding securities is acquired by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                                     LOANS

     On October 17, 1984, the Board of Directors adopted the 1984 Elected Officers' Loan Program (the "Loan Program") pursuant to which elected officers could borrow from the Company for a period of up to eight years. All loans outstanding under the program are collateralized. As of February 1, 1996, executive officers with loans in excess of $60,000 under the Loan Program were as follows: Mr. Smuland -- $1,428,000; Mr. Donovan -- $957,000; Mr.
Schilling -- $870,000; James F. Ricketts, Vice President and Treasurer -- $640,000; and DeWayne J. Fellows, Vice President and Controller -- $425,000. The interest rate charged on the loans is 5.89 percent. The indicated amounts were the largest aggregate amounts outstanding during 1995 with respect to each of the Company's executive officers except with respect to Mr. Fellows for whom the largest aggregate amount outstanding during 1995 was $538,000. Effective October 1, 1992, the Company discontinued making loans under the Loan Program with existing loans being permitted to continue to maturity. Each of the loans will mature on September 1, 2000.

                          PERFORMANCE GRAPH AND TABLE

     The following performance graph and table compare the five-year cumulative total stockholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1990, in each of Sundstrand Corporation, Standard & Poor's 500 Stock Index, Standard & Poor's Aerospace/Defense Index and Standard & Poor's Diversified Manufacturing Index. The Standard & Poor's Aerospace/Defense and Diversified Manufacturing Indices were selected as properly reflecting the Company's involvement in the aerospace market and industrial market segments, the sales of which segments were 49.3% and 50.7%, respectively, of the Company's total sales in 1995.

      Measurement Period                                           S&P Aero-     S&P Diversi-
    (Fiscal Year Covered)         Sundstrand        S&P 500      space/Defense     fied Mfg.
1990                                       100             100             100             100
1991                                       132             131             120             123
1992                                       148             140             126             133
1993                                       159             155             164             161
1994                                       177             157             175             165
1995                                       280             216             289             233

                             SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file initial reports of beneficial ownership of Common Stock and report changes in beneficial ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange.

     Based upon a review of forms which were received with respect to 1995, and written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers have been met, except that Mr. Wallin filed one late report on Form 4 covering one sale transaction and Mr. Donovan filed one late report on Form 5 covering shares purchased from a dividend reinvestment in an employee benefit plan.

              AMENDMENT OF NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Board of Directors recommends that the stockholders approve the proposed amendment to the Sundstrand Corporation Nonemployee Director Stock Option Plan (the "Stock Option Plan") to extend the exercise period of an option following the retirement of a nonemployee director from the shorter of the remaining term of the option or one year to the longer of the remaining term of the option or one year with respect to options awarded on or after April 16, 1996. "Retirement" is defined in the plan as the cessation of a nonemployee director's membership on the Board for any reason, including death. The Board of Directors believes that the proposed amendment to the Stock Option Plan is desirable and in the best interest of the Company. A brief description of the Stock Option Plan and the proposed amendment follow.

DESCRIPTION OF THE STOCK OPTION PLAN AND PROPOSED AMENDMENT

     Pursuant to the provisions of the Stock Option Plan, as of the date of each Annual Meeting of Stockholders, 1,000 nonqualified stock options are awarded to each nonemployee director elected on such date or continuing in office. As a result of the two-for-one stock split approved by the Board of Directors on February 20, 1996, the number of stock options awarded annually to each nonemployee director under the Stock Option Plan will be increased from 1,000 to 2,000 stock options. Currently there are eight nonemployee directors on the Board. Each option is exercisable for one share of Common Stock. Options are exercisable in increments of 25% on each of the second through fifth anniversary dates of the grant, but no later than the tenth anniversary date of the grant, except as may be provided pursuant to the proposed amendment, at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant. No options may be granted under the plan on or after August 1, 2004.

     The Stock Option Plan currently provides that in the event of the retirement of a nonemployee director, all outstanding options previously granted to such director shall immediately become exercisable by the director or his estate and shall remain exercisable for up to one year thereafter. It is proposed that the plan be amended with respect to options granted on or after April 16, 1996, to provide that in the event of the retirement of a nonemployee director, all outstanding options granted to such nonemployee director shall immediately become exercisable by the nonemployee director or as applicable, his or her beneficiaries, heirs or estate, and shall remain exercisable for the longer period of the ten-year option duration of each such option grant, or one year after the date of retirement.

STOCK OPTION GRANTS

     On August 1, 1994, subject to stockholder approval of the plan at the April 18, 1995, Annual Meeting, 1,000 stock options were awarded to each of the nine nonemployee directors, without cost to the recipients and at the exercise price of $47.5625 per share. On April 18, 1995, an additional 1,000 stock options were awarded to each of the eight nonemployee directors without cost to the recipients and at the exercise price of $53.3125 per share. Such stock options shall be exercisable in increments of 25% of an individual grant on each of the second through fifth anniversary dates and such options shall expire on August 1,

2004, and April 18, 2005, respectively. On February 1, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange was $69.25.

     The table below sets forth the benefits received under the Stock Option Plan by the participants therein.

                                                                  STOCK OPTION PLAN
                                                   -----------------------------------------------
POSITION                                           GRANT DATE   NUMBER OF OPTIONS   EXERCISE PRICE
-------------------------------------------------  ----------   -----------------   --------------
Named Executive Officers                                  --              --                 --
Executive Group                                           --              --                 --
Nonexecutive Director Group                           8/1/94           9,000           $47.5625
                                                     4/18/95           8,000           $53.3125
Nonexecutive Officer Employee Group                       --              --                 --

FEDERAL TAX CONSIDERATIONS OF STOCK OPTIONS

     Under federal income tax law as currently in effect, the grant of a nonqualified stock option would not be a taxable event for the participant nor a tax deductible event for the Company. However, in general, under current federal income tax law, upon the exercise of a nonqualified stock option, the participant would realize ordinary income measured by the excess of the fair market value of the acquired shares of Common Stock at the time of exercise over the option price paid, and the Company would be entitled to a deduction in a corresponding amount. Upon subsequent sale or other disposition of the acquired shares of Common Stock, the basis in the shares for determining gain or loss would be the sum of the option price paid and the gain realized upon exercise, and generally any such gain or loss upon sale or other disposition would be a long-term or short-term capital gain or loss depending upon the holding period preceding disposition. The above discussion does not purport to cover all tax consequences related to the exercise of nonqualified stock options.

DIRECTORS' RECOMMENDATION

     The approval of the amendment to the Stock Option Plan will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting. If the proposed amendment to the Stock Option Plan is not approved by the stockholders, options granted on or after April 16, 1996, to nonemployee directors who subsequently cease to be members of the Board shall continue to be exercisable for the shorter of the remaining term of the option or one year after the date of retirement. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE STOCK OPTION PLAN.

                        OTHER BUSINESS TO BE TRANSACTED

     At the date of this statement the foregoing is the only business which management intends to present or knows that others will present at the meeting. In the event that any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Ernst & Young LLP were the Company's independent certified public accountants for 1995 and have been selected by the Company as its independent certified public accountants for 1996. Representatives of this accounting firm will be present at the Annual Meeting of Stockholders and will be given an opportunity to make any comments they wish and will be available to respond to appropriate questions raised at the meeting.

                STOCKHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Annual Meeting in 1997 and which are to be included in the Company's 1997 Proxy Statement and form of proxy relating to that meeting must be received by the Company not later than November 5, 1996.

     If you will be unable to be present in person at the 1996 Annual Meeting, you are urged to date, sign and return the enclosed proxy card in order that your shares may be represented at the meeting.

                                          By order of the Board of Directors,

                                               RICHARD M. SCHILLING
                                                    Secretary

Rockford, Illinois
March 4, 1996

                                                                    APPENDIX

                             SUNDSTRAND CORPORATION

                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


                Article 1.  Establishment, Purposes and Duration

1.1 Establishment of the Plan. Sundstrand Corporation, a Delaware corporation (the "Company"), hereby establishes a stock option plan to be known as the "Sundstrand Corporation Nonemployee Director Stock Option Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of Options (as defined below), and is established pursuant to
      Section 16 of the Exchange Act (as defined below) and the rules thereunder. Upon approval by an affirmative vote of a majority of shares of Common Stock of the Company voting at the Company's April 18, 1995 Annual Meeting of Stockholders, the Plan shall be deemed to have become effective as of August 1, 1994 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein. Options may be granted prior to stockholder ratification of the Plan and the date of grant of such Options shall be determined without reference to the date of stockholder ratification of the Plan; provided, however, that in the event stockholder ratification of the Plan is not obtained, all outstanding Options granted shall become null and void.

1.2 Purposes of the Plan. The purposes of the Plan are to promote the success and enhance the value of the Company by

            (a) strengthening the Company's ability to attract and retain the services of experienced and knowledgeable Nonemployee Directors (as defined below) by enabling them to acquire shares of the Company's Common Stock through the grant of Options, and

            (b) linking, through the grant of Options, Nonemployee Directors' personal interests to those of the Company's stockholders.

1.3 Duration of the Plan. Subject to the right of the Board of Directors of the Company (the "Board") to terminate the Plan at any time pursuant to
      Article 9 herein, the Plan shall remain in effect until all Shares (as defined below) subject to the Plan shall have been acquired according to the Plan's provisions. However, in no event may any Option be granted under the Plan on or after August 1, 2004.

                            Article 2.  Definitions

      Whenever used in the Plan, the following terms shall have the meaning set forth below:

      (a)   "Change in Control" means any of the following events:

            (i) The acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of the combined voting power of the Company's then outstanding voting securities; or

            (ii) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new Director was approved by a vote of a majority of the Incumbent Board, and such new Director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

            (iii) Approval by stockholders of the Company of (A) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (B) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i), solely because thirty-three percent (33%) or more of the combined voting power of the Company's then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries or (B) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

      (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      (c) "Fair Market Value" means the average of the highest and lowest quoted selling prices for Shares on the relevant date, or (if there were no sales on such date) the average of the means between the highest and lowest quoted selling prices for Shares on the nearest day before and the nearest day after the relevant date, as determined by the Committee (as defined in Section 3.1 hereof).

      (d) "Nonemployee Director" means any member of the Board who is not otherwise employed by the Company or a Subsidiary.

      (e) "Option" means a nonqualified stock option to purchase Shares granted under Section 6.1 hereof, at the Option Price, for the Option Duration and exercisable on and after the Option Purchase Dates.

      (f) "Option Certificate" means a certificate setting forth the number of Options granted, the Option Price, the Option Duration and the Option Purchase Dates.

      (g) "Option Duration" means the ten (10) calendar year period which commences on the date the Option is granted.

      (h) "Option Price" means the price at which a Share may be purchased pursuant to an Option, which price shall be the Fair Market Value of a Share as of the date the Option is granted.

      (i)   "Option Purchase Dates" means the following:

            (i) the second anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions;

            (ii) the third anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to an additional twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions;

            (iii) the fourth anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to an additional twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions; and

            (iv) the fifth anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to an additional twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions.

      (j) "Retirement" means the cessation of a Nonemployee Director's membership on the Board for any reason including death.

      (k)   "Share" means a share of the Common Stock of the Company.

      (l) "Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

                           Article 3.  Administration

3.1 Compensation Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), subject to the restrictions set forth in the Plan.

3.2 Administration. The Committee shall have the full power, discretion and authority to interpret and administer the Plan consistent with Plan provisions; provided, however, in no event shall the Committee have the power to determine the persons eligible to participate in the Plan, or the number, price or timing of Options to be granted under the Plan, all such determinations being automatic pursuant to Plan provisions. Any action taken by the Committee with respect to the administration of the Plan which would result in any Nonemployee Director ceasing to be a "disinterested person" for purposes of any other plan maintained by the Company within the meaning of Rule 16b-3 of the Exchange Act, shall be null and void.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to Plan provisions and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company and its successors or assigns, and on its stockholders, employees, Nonemployee Directors, and their respective estates and beneficiaries.

                     Article 4.  Shares Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.2 herein, the total number of Shares available for grant under the Plan shall be 132,000 Shares. Such Shares may be either authorized but unissued, reacquired or a combination thereof.

4.2 Adjustments in Available Shares and Options. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the capital structure of the Company affecting the Shares, such adjustment shall be made in the number of Options which may be granted under the Plan, and in the number of and/or price of Shares subject to outstanding Options under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided that the number of Shares subject to any Option shall always be a whole number.

                           Article 5.  Participation

      Persons eligible to participate in the Plan shall be limited to Nonemployee Directors, and when applicable, their beneficiaries, heirs or estate.

                           Article 6.  Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options shall be granted as follows:

            (a) as of the Effective Date, one thousand (1,000) Options to each Nonemployee Director then in office; and

            (b) as of the date of each Annual Meeting of Stockholders of the Company after the Effective Date, one thousand (1,000) Options to each Nonemployee Director elected to such office on such date or continuing in such office.

6.2 Option Certificate. Each Option grant shall be evidenced by an Option Certificate.

6.3 Exercise of Options. Options shall be exercisable at the Option Price on and after the Option Purchase Date applicable to such Options, and except as otherwise provided in the Plan, shall continue to be exercisable during the Option Duration.

6.4 Payment and Delivery of Shares. Options shall be exercised by the delivery of a written notice of exercise to the Secretary of the Company, setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment for the Shares. As soon as practicable after receipt of a written notice of exercise and full payment, the Company shall cause to be delivered to the person exercising the Option a certificate for the number of Shares purchased under the Option.

6.5 Retirement. In the event of the Retirement of a Nonemployee Director, all outstanding Options granted to such Nonemployee Director shall immediately become exercisable by the Nonemployee Director, or as applicable, his or her beneficiaries, heirs or estate, and shall remain exercisable for the shorter period of the Option Duration of each such Option grant, or one (1) calendar year after the date of Retirement.

6.6 Nontransferability of Options. All Options granted to a Nonemployee Director under the Plan shall be exercisable during the life of such Nonemployee Director only by such Nonemployee Director or by his or her guardian or legal representative. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in accordance with the Nonemployee Director's beneficiary designation, by will, or by the laws of descent and distribution.

                      Article 7.  Beneficiary Designation

      Each Nonemployee Director under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan shall accrue in case of such Nonemployee Director's death. Each such designation shall be on the form provided for such purpose, shall revoke all prior designations, and will be effective only when filed by the Nonemployee Director with the Secretary of the Company during the Nonemployee Director's lifetime. In the absence of any such designation, benefits remaining at the Nonemployee Director's death shall accrue to the Nonemployee Director's estate.

                         Article 8.  Change in Control

      Upon the occurrence of a Change in Control, unless specifically prohibited by the terms of applicable law or regulation, any and all Options granted hereunder shall become immediately exercisable.

              Article 9.  Amendment, Modification and Termination

      The Board has the authority to amend, modify or terminate the Plan; provided, however, that the Plan may not be amended more than once every six months other than to bring it into compliance with changes in the Internal Revenue Code, the Employee Retirement Income

Security Act, or the rules thereunder. No such amendment, modification or termination of the Plan may occur without the approval of the stockholders of the Company, if stockholder approval for such amendment, modification or termination is required by the federal securities laws, any national securities exchange or system on which the Shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

                            Article 10.  Successors

      All obligations of the Company, with respect to Options granted under the Plan, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

                        Article 11.  Legal Construction

11.1 Requirements of Law. The granting of Options and the issuance of Shares pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.2 Securities Law Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

11.3 Governing Law. To the extent not preempted by Federal law (or foreign law, in the case of grants to Nonemployee Directors who are not United States citizens), the Plan, and any agreement pursuant to the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware.

11.4 Severability. In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

                        PROXY/VOTING INSTRUCTION CARD

                            SUNDSTRAND CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 16, 1996


The undersigned hereby appoints Robert H. Jenkins and Richard M. Schilling as proxies, with powers to be exercised by both or either of them, and with full power of substitution, to vote as designated on the reverse side all Common Stock of SUNDSTRAND CORPORATION according to the number of shares the undersigned is entitled to vote if personally present at the Annual Meeting of Stockholders of Sundstrand Corporation to be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on April 16, 1996, at 11:00 a.m., Central Time or at any adjournment thereof.

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX
                             ON THE REVERSE SIDE.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)

                                                      SUNDSTRAND CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


This Proxy will be voted in accordance with specifications made.  The Board of Directors recommends a vote "FOR" proposals 1 and
2.  If no choice is indicated, this Proxy will be voted FOR proposals 1 and 2.


                                                                        FOR ALL
                                                                        (EXCEPT
                                                                       NOMINEE(S)
1. Election of Directors --                                             WRITTEN   3. In their discretion, the proxies are authorized
   Nominees: Klaus H. Murmann, Robert J. Smuland,       FOR   WITHHOLD   BELOW)      to vote upon such other business as may
   Berger G. Wallin and Richard A. Abdoo.               / /      / /      / /        properly come before the meeting or any
   _______________________________________________                                   adjournment thereof.

2. Proposal to adopt the amendment to the Sundstrand    FOR    AGAINST   ABSTAIN
   Corporation Nonemployee Director Stock Option Plan.  / /      / /      / /

                                                                                     The undersigned hereby acknowledges receipt of
                                                                                     the 1996 Notice of Annual Meeting and Proxy
                                                                                     Statement.

                                                                                     Signature(s) _________________________________
                                                                                     ______________________________________________

                                                                                     (Please sign your name exactly as imprinted
                                                                                      hereon.  In case of multiple or joint
                                                                                      ownership, all should sign.  Persons signing
                                                                                      in a fiduciary capacity should indicate their
                                                                                      position.)

                                                                                      Dated:___________________________________,1996

------------------------------------------------------------------------------------------------------------------------------------


2769--Sundstrand Corporation